CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2025, relating to the financial statements and financial highlights of FAM Value Fund, FAM Dividend Focus Fund, and FAM Small Cap Fund, each a series of Fenimore Asset Management Trust, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 29, 2025

1